Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-92997 of Prosperity Bancshares, Inc. on Form S-8 of our report dated June 29, 2015, appearing in this annual report on Form 11-K of the Prosperity Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

/s/ Melton & Melton, L.L.P.

Houston, Texas
June 29, 2015